Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated June 17, 2025, and the related Letter of Transmittal and any amendments or supplements to such Offer to Purchase or Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

BLUEPRINT MEDICINES CORPORATION

at

$129.00 PER SHARE IN CASH, PLUS ONE CONTINGENT VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO RECEIVE CONTINGENT PAYMENTS OF UP TO AN AGGREGATE AMOUNT OF $6.00 PER SHARE IN CASH UPON THE ACHIEVEMENT OF SPECIFIED MILESTONES ON OR PRIOR TO THE EXPIRATION OF THE APPLICABLE MILESTONE PERIOD

Pursuant to the Offer to Purchase dated June 17, 2025

by

ROTHKO MERGER SUB, INC.

an indirect wholly owned subsidiary

of

SANOFI

Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), at a purchase price of $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus one (1) non-transferable contractual contingent value right (each, a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “Offer Consideration”). Such offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 2025, and in the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Stockholders of record who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 16, 2025 (SUCH DATE, OR ANY SUBSEQUENT DATE TO WHICH THE EXPIRATION OF THE OFFER IS EXTENDED, THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, Aventis and Purchaser. The Merger Agreement provides, among other things, that, unless otherwise agreed by Parent and the Company, as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of Aventis (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser) or by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under the DGCL or (b) irrevocably accepted by Purchaser for payment in the Offer, will be converted into the right to receive the Offer Consideration, without interest and subject to any withholding of taxes required by applicable legal requirements. As a result of the Merger, the Company will cease to be publicly traded.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, (a) each stock option to purchase Shares granted under a Company equity plan (a “Company Stock Option”) that is outstanding, whether vested or unvested, as of immediately prior to the Effective Time, other than 50% of each unvested Company Stock Option that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such option, a “Rollover Option”), will, as applicable, fully vest, be cancelled, and exchanged into the right to receive, subject to the terms of the Merger Agreement, (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Company Stock Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share underlying such Company Stock Option, plus (ii) one (1) CVR for each Share subject to such Company Stock Option, and (b) each Rollover Option that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number) will be cancelled and converted into a cash-based award (a “Converted Stock Option”), which shall entitle the holder thereof to receive (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Rollover Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share underlying such Rollover Option and (ii) one (1) CVR for each Share subject to such Converted Stock Option. Each Converted Stock Option shall be subject to the same terms and conditions that were applicable to the corresponding Company Stock Option immediately prior to the Effective Time, except that the Converted Stock Option will vest and become payable upon the earliest of (x) the date the corresponding Company Stock Option would have vested pursuant to its terms, (y) the date of that is six months following the date of the closing of the Merger (the “Closing Date”) and (z) the date the holder of such Converted Stock Option experiences a qualifying termination of employment.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, (a) each restricted stock unit granted under a Company equity plan (a “Company RSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company RSUs that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such award, a “Rollover RSU”) will, as applicable, fully vest, be cancelled, and entitle the holder thereof to receive (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time multiplied by (B) the Cash Offer Price and (ii) one (1) CVR for each Share subject to such Company RSU, and (b) each Rollover RSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number), will be cancelled and converted into a cash-based award (a “Converted RSU”), which shall entitle the holder thereof to receive (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Rollover RSU immediately prior to the Effective Time multiplied by (B) the Cash Offer Price and (ii) one (1) CVR for each share subject to such Converted RSU. Each Converted RSU shall be subject to the same terms and conditions that were applicable to the corresponding Company RSU immediately prior to the Effective Time, except that the Converted RSU will vest and become payable upon the earliest of (x) the date the corresponding Company RSU would have vested pursuant to its terms, (y) the date that is six months following the Closing Date and (z) the date the holder of such Converted RSU experiences a qualifying termination of employment.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, (a) each performance-based restricted stock unit (a “Company PSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company PSUs that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such award, a “Rollover PSU”) will be cancelled, and entitle the holder thereof to receive (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time, as determined by the Board of Directors of the Company (or the committee with administrative authority with respect to the applicable Company equity plan) prior to the closing of the Merger based on the greater of target and actual performance as of the Effective Time, multiplied by (B) the Cash Offer Price and (ii) one (1) CVR for each Share subject to such Company PSU, and (b) each Rollover PSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number), will be cancelled and converted into a cash-based award (a “Converted PSU”), which shall entitle the holder thereof to receive (i) an amount in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, equal to (A) the aggregate number of Shares underlying such Rollover PSU immediately prior to the Effective Time, as determined by the Board of Directors of the Company (or the committee with administrative authority with respect to the applicable Company equity plan) prior to the closing of the Merger based on the greater of target and actual performance as of the Effective Time, multiplied by (B) the Cash Offer Price and (ii) one (1) CVR for each Share subject to such Converted PSU. Each Converted PSU shall be subject to the same terms and conditions that were applicable to the corresponding Company PSU immediately prior to the Effective Time, except that the Converted PSU will vest and become payable upon the earliest of (x) the date the corresponding Company PSU would have vested pursuant to its terms, (y) the date that is six months following the Closing Date and (z) the date the holder of such Converted PSU experiences a qualifying termination of employment.

Pursuant to the terms of the Merger Agreement, each holder of a Company Stock Option, Company RSU or Company PSU (collectively, a “Company Equity Award”) (whether vested or unvested) will receive one (1) CVR in respect of each Share subject to such Company Equity Award (each, an “Equity Award CVR”); provided, that, any payments in respect of an Equity Award CVR, will be on the same schedule and under the same terms and conditions as apply to payments to holders of Shares, in order for such payment to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or will otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. For the avoidance of doubt, in no event will any payment be made in respect of an Equity Award CVR issued with respect to a Converted Stock Option, Converted RSU or Converted PSU unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms. The terms of the CVR and the circumstances in which any milestone payment is made, will be governed solely by the CVR Agreement.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) the Minimum Tender Condition (as defined below); (b) the Regulatory Condition (as defined below); (c) the HSR Condition (as defined below); (d) the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (e) since the date of the Merger Agreement, there not having occurred a Material Adverse Effect (as defined in the Offer to Purchase) that is continuing. The “Minimum Tender Condition” means that there have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to the Expiration Date (as defined below) that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent, Aventis and Purchaser (together with their wholly owned subsidiaries) (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in 251(h) of the DGCL), represents at least a majority of the Shares outstanding as of the consummation of the Offer. The “HSR Condition” means that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (and any extension thereof, and any agreement with any governmental body to delay consummation of the transactions contemplated by the Merger Agreement) relating to the transactions contemplated by the Merger Agreement will have expired or been terminated and all other approvals, consents or expiration of waiting periods under other applicable antitrust and foreign investment laws will have been obtained if required. The “Regulatory Condition” means that there will not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger.

The Board of Directors of the Company has unanimously: (a) determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement provides that, subject to the terms and conditions in the Merger Agreement, (a) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser will extend the Offer on one or more occasions, for one or more consecutive periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied and (b) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or NASDAQ Global Select Stock Market (“NASDAQ”) applicable to the Offer. Purchaser will not be required to, and without the Company’s prior written consent is not permitted to, extend the Offer beyond the Outside Date. The “Outside Date” means February 2, 2026; provided, that, if on the Outside Date, all of the conditions to the closing of the Merger and the Offer Conditions, other than the HSR Condition and Regulatory Condition (solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law), shall have been satisfied or waived, the Outside Date will be automatically extended twice, by a period of sixty (60) days and ninety (90) days, respectively (and in the case of such extension(s), any reference to the Outside Date in any other provision of the Merger Agreement will reference the Outside Date, as so extended).

If the Offer is consummated, Purchaser will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Parent, Aventis, Purchaser and the Company have elected to have the Merger Agreement and the transactions contemplated thereby governed by Section 251(h) of the DGCL and agreed that, subject to the satisfaction or waiver of certain conditions, the Merger will be effected as soon as practicable following the consummation of the Offer (unless otherwise agreed by the Company, Parent, Aventis and Purchaser). Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of the Company’s stockholders.

The Merger Agreement provides, among other things, that, without the prior written consent of the Company, Purchaser will not: (a) decrease the Offer Consideration or change the form of consideration payable in the Offer; (b) decrease the number of Shares sought to be purchased in the Offer; (c) amend, modify or waive the Minimum Tender Condition; (d) add to the Offer Conditions or impose any other conditions on the Offer; (e) amend or modify the Offer Conditions in a manner adverse to the holders of Shares; (f) accelerate or extend the Expiration Date of the Offer other than as required or permitted by the Merger Agreement; (g) amend or modify the terms of the CVR or the CVR Agreement; or (h) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Aventis or Purchaser to consummate the Offer.

Except as set forth above, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Purchaser expressly reserves the right to waive (in whole or in part) any Offer Condition, or modify or amend the terms of the Offer, including to increase the Offer Consideration. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when it or Parent gives notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Parent and Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Prior to the time Purchaser accepts such tendered Shares for payment, Aventis will execute the CVR Agreement with the Rights Agent governing the terms of the CVRs issued pursuant to the Offer. Under no circumstances will Parent or Purchaser pay interest on the Cash Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (c) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or book-entry transfers with respect to Shares are actually received by the Depositary. Tendering stockholders who wish to tender their Shares pursuant to the Offer and cannot deliver such Share Certificates or all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, may tender their Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after August 16, 2025 if Purchaser has not accepted them for payment by the end of August 16, 2025. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (except in the case of Shares tendered by an “eligible institution”) with signatures guaranteed by an eligible institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Share Certificates, the serial numbers shown on the Share Certificates, or other identification to the Depositary, evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Parent and Purchaser with the Company’s stockholder list, mailing labels, security position listings and computer files for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash and CVRs by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Stockholders should consult with their own tax advisor to determine the particular tax consequences to them of the Offer and the Merger. For a more complete description of the principal U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s Board of Directors and the reasons therefor) contain important information. Stockholders should carefully read all documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0831

Banks and Brokers may call collect: (212) 750-5833

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